NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Keith B. Cox
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (December 18, 2003) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2003, of $6,244,000 or $0.73 per share. This compares to net income of $6,791,000 or $0.81 per share for the quarter ended June 30, 2003, and compares to net income of $6,950,000 or $0.83 per share for the quarter ended September 30, 2002.
     Income tax expense for the quarter ended September 30, 2002, was $1,527,000, or 18% of pretax income. The accrual for income tax expense was adjusted during this period to reduce the Company's tax liability by $1.5 million ($0.18 per share), which had been previously established for contingencies related to various IRS examination issues. Management made this adjustment after a review of the tax liability indicated that a reduction was necessary.
     Net income for the twelve months ended September 30, 2003, was $23,969,000 or $2.84 per share, compared to net income of $19,878,000 or $2.36 per share for the twelve months ended September 30, 2002.


                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/03      6/30/03      9/30/02     9/30/03      9/30/02
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,006       12,429       10,912       49,004       39,661
Provision for loan losses                     272          206           48          538          557
Non-interest income                         4,744        5,074        3,481       16,235       11,962
Non-interest expense                        7,327        6,255        5,868       25,733       21,615
Income tax expense                          3,907        4,251        1,527       14,999        9,573
                                           -------      -------      -------      -------      -------
   Net income                          $    6,244        6,791        6,950       23,969       19,878
                                           =======      =======      =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,107,359    1,122,791      978,222    1,107,359      978,222
Total loans and mortgage-backed
  and related securities                 1,035,288    1,047,410      917,042    1,035,288      917,042
Customer deposit accounts                  654,688      660,669      549,437      654,688      549,437
Stockholders' equity                       127,434      122,549      109,446      127,434      109,446


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     15.09        14.54        13.00        15.09        13.00
Earnings per share                            0.73         0.81         0.83         2.84         2.36
Cash dividends paid per share                 0.17         0.17         0.15         0.66        0.575


Return on assets (annualized net income
  divided by total average assets)           2.24%        2.43%        2.91%        2.30%        2.04%

Return on equity (annualized net income
  divided by average stockholder's equity)  19.98%       22.63%       26.10%       20.24%       19.40%


Weighted average shares outstanding      8,433,241    8,435,535    8,420,342    8,433,713    8,439,845

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